Exhibit 10.03

AllianceBernstein
Incentive Compensation Award Program,
Deferred Cash Compensation Program and
2010 Long Term Incentive Plan

Award Agreement for 2012 Awards

Award Agreement, dated as of December 31, 2012, among AllianceBernstein L.P. (together with its subsidiaries, “AllianceBernstein”), AllianceBernstein Holding L.P. (“Holding”) and <PARTC_NAME> (“Participant”), an employee of AllianceBernstein.

Whereas, the Compensation Committee (“Committee” or “Administrator”) of the Board of Directors (“Board”) of AllianceBernstein Corporation (“Corporation”), pursuant to the AllianceBernstein 2012 Incentive Compensation Award Program (“Incentive Compensation Program”) and the AllianceBernstein 2010 Long Term Incentive Plan, as amended (“2010 Plan” and, together with the Incentive Compensation Program, the “Plans”), copies of which have been delivered electronically to the Participant, has granted to the Participant an award (“Award”) consisting of units representing assignments of the beneficial ownership of limited partnership interests in Holding (“Holding Units”) subject to certain restrictions described herein (“Restricted Units”), and authorized the execution and delivery of this Award Agreement; and

Whereas, the Committee has granted to the Participant the right to receive a portion of the Award in cash instead of Restricted Units, as contemplated in the AllianceBernstein 2012 Deferred Cash Compensation Program (“Deferred Cash Program”);

Now, Therefore, in accordance with the grant of the Award, and as a condition thereto, AllianceBernstein, Holding and the Participant agree as follows:

1.             Grant.  Subject to and under the terms and conditions set forth in this Award Agreement and the Plans, the Committee hereby awards to the Participant the amount of deferred cash (“Deferred Cash”) elected by the Participant and as set forth in Section 2 of Schedule A and the number of Restricted Units set forth in Section 3 of Schedule A, together with the right to receive interest on Deferred Cash, if elected, as specified in Section 2 below and regular cash distributions with regard to the underlying Holding Units pursuant to Section 2.03(a) of the Incentive Compensation Program.  The aggregate dollar amount of the Award (including Deferred Cash and Restricted Units) was determined by the Committee on December 3, 2012, with the number of Restricted Units being based on the average of the closing prices of a Holding Unit on January 14, 15, 16, 17 and 18, 2013.

2.        Earnings on Deferred Cash.  Interest on Deferred Cash, if elected, will be accrued monthly based on AllianceBernstein’s monthly weighted average cost of funds.  The return will be nominal.  The interest earned will be credited to the Participant’s Deferred Cash balance annually.

3.             Vesting and Distribution.  The Deferred Cash and Restricted Units shall vest in accordance with Section 5 of Schedule A.  Once the Deferred Cash, if elected, has vested, cash shall be distributed to the Participant as specified in Article 4 of the Deferred Cash Program.  Once Restricted Units have vested, Holding Units shall be distributed to the Participant as specified in Article 4 of the Incentive Compensation Program.

4.             Notice of Resignation.  As a condition of receiving the Award, the Participant agrees that in the event of the Participant’s resignation, the Participant shall provide AllianceBernstein with prior written notice of the Participant’s intent to terminate employment with AllianceBernstein based on the schedule set forth below.  Notwithstanding the terms of any other agreement between the Participant and AllianceBernstein (or its subsidiaries), including, but not limited to, any employment agreement, which agreement shall be deemed amended by this Award Agreement, the Participant will continue to be eligible for base salary or draw, as well as available health and welfare benefits, so long as the Participant’s employment with AllianceBernstein continues during the notice period; provided that AllianceBernstein may, in its sole discretion, require the Participant to discontinue regular duties, including prohibiting the Participant from further entry to any of AllianceBernstein’s premises.  The notice period shall be as follows:

Senior Vice President or above:	90 days
Vice President:	60 days
Assistant Vice President or below:	30 days

5.             Covenants.  As an additional condition of receiving the Award, the Participant agrees to the following covenants and remedies for failure to comply:

(a)           Competition.  At no time while employed by AllianceBernstein (including any applicable notice period) shall the Participant provide Competing Services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director or otherwise, to any Direct Competitor; provided, however, that nothing herein shall prevent the Participant from being a passive owner of not more than 5% of the outstanding equity of any class of securities of an entity that is publicly traded and that owns or may acquire any corporation or business that competes with AllianceBernstein.  “Competing Services” means services provided to a Direct Competitor that involve (i) the direct or indirect solicitation (including through financial intermediaries or consultants) of actual or prospective clients of AllianceBernstein with respect to investment management or research products or services; (ii) the creation, management or maintenance (or providing material support for, or managing or supervising, the creation, management or maintenance) of an investment management or research product or service that competes directly with a significant investment management or research product or service then offered or provided by AllianceBernstein or that AllianceBernstein intends to offer or provide as part of a Planned Business; or (iii) the Participant functioning in a senior executive, operational, administrative, financial, advisory or consulting role, which is the same as or substantially similar to the Participant’s role with AllianceBernstein.  “Direct Competitor” means a business that offers or provides products or services that compete directly with products or services offered or provided by AllianceBernstein or that AllianceBernstein intends to offer or provide as part of a Planned Business, where the business activities of the Direct Competitor either constitute or can reasonably be expected to constitute meaningful competition for AllianceBernstein.  “Planned Business” means a business: (i) that the Participant is aware that AllianceBernstein plans to enter within six months after the Participant’s last date of employment, (ii) that is material to the AllianceBernstein entity or business unit that plans to enter such business, and (iii) in which such AllianceBernstein entity or business unit has invested material resources (including time of senior management) in preparation for launch.

(b)           Employee Solicitation. At no time while employed by AllianceBernstein (including any applicable notice period) shall the Participant (whether directly or indirectly through instruction to any other person or entity) recruit, solicit or hire any employee of AllianceBernstein to work for the Participant or any other person or entity.

(c)           Confidentiality.  From the date hereof and continuing after the Participant’s last date of employment, and except as otherwise required by law, the Participant shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of AllianceBernstein) any trade secrets, proprietary knowledge or confidential information that the Participant shall have obtained during his or her employment by AllianceBernstein and that shall not be generally known to or recognized by the general public.  All information regarding or relating to any aspect of the business of AllianceBernstein, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the products or services of AllianceBernstein), or any other information acquired because of the Participant’s employment by AllianceBernstein, shall be conclusively presumed to be confidential; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant).  The Participant’s obligations under this Section 5(c) shall be in addition to any other confidentiality or nondisclosure obligations the Participant has to AllianceBernstein at law or under any other of AllianceBernstein’s policies or agreements.

(d)           Non-disparagement. The Participant shall not make intentionally disparaging remarks about AllianceBernstein, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against AllianceBernstein, except if testifying truthfully under oath pursuant to any subpoena, order, directive, request or other legal process, or as may be otherwise required by law.

(e)           Remedies.  If the Participant fails to comply with the agreements and covenants set forth in Section 4 or this Section 5, AllianceBernstein shall have the following remedies:

(i)           The Participant agrees that in the event of a breach of any of the agreements or covenants contained in Section 4 or this Section 5, any Deferred Cash or Restricted Units that have not vested or have vested but have not been delivered (other than as a result of a voluntary long-term deferral election) shall be forfeited.

 (ii)          Without intending to limit the remedies available to AllianceBernstein, the Participant acknowledges that a breach of any of the agreements or covenants contained in Section 4 or this Section 5 shall result in material irreparable injury to AllianceBernstein for which the forfeiture remedy described in Section (i) above may not be adequate and that, in the event of such a breach or threat thereof, AllianceBernstein shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Participant from engaging in activities prohibited by this Award Agreement or such other relief as may be required to specifically enforce any of the agreements or covenants in Section 4 or this Section 5.  The Participant acknowledges that the above restrictions are part of a program of AllianceBernstein covering employees in many jurisdictions and that it is necessary to maintain consistency of administration and interpretation with respect to such program, and accordingly, the Participant consents to the applicability of New York law and jurisdiction in accordance with Section 14 hereof.  In the event that any court or tribunal of competent jurisdiction shall determine this Section 5 to be unenforceable or invalid for any reason, the Participant agrees that this Section 5 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal.

(iii)          In addition to the remedies set forth in clauses (i) and (ii) above, AllianceBernstein retains the right to seek damages and other relief for any breach by the Participant of any agreement or covenant contained in this Award Agreement.

6.             Forfeiture for Failure to Consider Certain Risks.  If the Committee determines that, during the calendar year in which the Award was granted, (a) the Participant participated in the structuring or marketing of any investment management or research product or service, or participated on behalf of AllianceBernstein or any of its clients in the purchase or sale of any security or other property as part of providing investment management services or otherwise, and (b) (i) the Participant failed to follow or violated any written AllianceBernstein policy guideline or process designed in whole or in part to manage or mitigate risk; (ii) as a result, appropriate consideration was not given to the risk to AllianceBernstein or the Participant’s business unit (for example, where the Participant has improperly analyzed such risk or where the Participant failed sufficiently to raise concerns about such risk); and (iii) there has been, or reasonably could be expected to be, a material adverse impact on AllianceBernstein or the Participant’s business unit, the Participant shall forfeit all unvested Deferred Cash, if elected, and all unvested Restricted Units granted pursuant to such Award.

7.       Termination of Employment.  The Deferred Cash and Restricted Units shall vest in accordance with Section 5 of Schedule A only while the Participant is employed by AllianceBernstein, except as follows:

(a)      Disability.  Any unvested Deferred Cash and Restricted Units shall fully vest immediately upon a Participant’s Disability and shall be distributed to the Participant as specified in Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program.  The Participant shall be deemed to have incurred a “Disability” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last  for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by AllianceBernstein or its affiliate that covers the Participant, or such other person or entity designated by the Administrator in its sole discretion.  In order to assist in the process described in this Section 7(a), the Participant shall, as reasonably requested by the Administrator, (i) be available for medical examinations by one or more physicians chosen by the long-term disability insurance provider or the Administrator and approved by the Participant, whose approval shall not be unreasonably withheld, and (ii) grant the long-term disability insurance provider, the Administrator and any such physicians access to all relevant medical information concerning the Participant, arrange to furnish copies of medical records to them, and use best efforts to cause the Participant’s own physicians to be available to discuss the Participant’s health with them.

(b)     Death.  If the Participant dies (i) while in the employ of AllianceBernstein, or (ii) while the Participant otherwise holds outstanding unvested Deferred Cash or Restricted Units, any unvested Deferred Cash and all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) shall vest immediately and be distributed in accordance with Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program.

(c)      Resignation. If the Participant resigns or otherwise voluntarily terminates his or her employment with AllianceBernstein (other than due to the Participant’s Disability), any unvested Deferred Cash and all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) on the date of resignation shall continue to vest as specified in Section 5 of Schedule A and be distributed as specified in Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program. The provisions in this Section 7(c) are conditioned upon the Participant’s continued compliance with the agreements and covenants set forth in Sections 4 and 5 of this Award Agreement from the date of resignation until the Deferred Cash and Restricted Units have fully vested and been delivered (or would have been delivered but for a voluntary long-term deferral election), the Participant providing to AllianceBernstein in writing (in a form to be provided by AllianceBernstein, a “Resignation Questionnaire”) no later than the Participant’s last date of employment information relating to the Participant’s new employment opportunity, if any, the Participant confirming continued compliance with the agreements and covenants set forth in Sections 4 and 5 of this Award Agreement  in writing (in a form to be provided by AllianceBernstein, a “Confirmation Certificate”) in connection with each vesting date, and the Participant executing and complying with a standard release in favor of AllianceBernstein (in a form to be provided by AllianceBernstein, a “Release”); provided, however, that the only remedy available to AllianceBernstein for any breach by the Participant of the agreements and covenants set forth in Sections 4, 5(a) and 5(b) of this Award Agreement that occurs after the Participant’s last date of employment (including any applicable notice period), or for the Participant failing to provide to AllianceBernstein the Resignation Questionnaire, the Release or each annual Confirmation Certificate, shall be the forfeiture remedy described in Section 5(e)(i).  In addition, the terms of this Section 7(c) are also conditioned on the Participant not receiving replacement equity from a new employer for the unvested Deferred Cash and Restricted Units as to which continued vesting is to apply and the Participant confirming such fact in the Resignation Questionnaire and each Confirmation Certificate.

(d)     Termination Without Cause. If AllianceBernstein terminates the Participant’s employment without Cause (other than due to the Participant’s Disability or death), any unvested Deferred Cash and all unvested Restricted Units held by the Participant (and not previously forfeited or cancelled) on the date of such termination shall continue to vest as specified in Section 5 of Schedule A and be distributed as specified in Article 4 of each of the Deferred Cash Program and the Incentive Compensation Program.  The provisions in this Section 7(d) are conditioned upon the Participant’s continued compliance with the covenants set forth in Section 5 of this Award Agreement (except Section 5(a), with respect to which the Participant need not comply after the Participant’s termination date) until the Deferred Cash and Restricted Units have fully vested and been delivered (or would have been delivered but for a voluntary long-term deferral election), signing and returning a Confirmation Certificate to AllianceBernstein in connection with each vesting date,  and executing and complying with a standard release in favor of AllianceBernstein (in a form to be provided by AllianceBernstein); provided, however, that the only remedy available to AllianceBernstein for any breach by the Participant of the covenant set forth in Section 5(b) of this Award Agreement that occurs after the Participant’s last date of employment (including any applicable notice period) shall be the forfeiture remedy described in Section 5(e)(i).

(e)      Termination For Cause.  If AllianceBernstein terminates the Participant’s employment for Cause (or, if after termination of the Participant’s employment other than for “Cause”, as that term is defined in the 2010 Plan, AllianceBernstein determines than an event occurred during the Participant’s employment that would have entitled AllianceBernstein to terminate the Participant’s employment for Cause), the Participant shall forfeit all unvested Deferred Cash and Restricted Units.

8.              No Right to Continued Employment.   Neither the Award nor any term of this Award Agreement shall confer upon the Participant any right to continue in the employ of AllianceBernstein and shall not interfere in any way with the right of AllianceBernstein to terminate the service of the Participant at any time for any reason.

9.             Non-Transferability.  The Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Deferred Cash or Restricted Units, or any interest therein, until the Participant’s rights in such Deferred Cash or Restricted Units vest in accordance with this Award Agreement.  Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Award Agreement will be void and of no effect.

10.      Payment of Withholding Tax.  The provisions set forth in Section 5.04(k) of the Deferred Cash Program and Section 6.04(k) of the Incentive Compensation Program shall apply in the event that AllianceBernstein determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to a vesting or distribution of Deferred Cash or Restricted Units.

11.      Dilution and Other Adjustments.  The existence of the Award shall not impair the right of AllianceBernstein, Holding or their respective partners to, among other things, conduct, make or effect any change in AllianceBernstein’s or Holding’s business, any distribution (whether in the form of cash, limited partnership interests, other securities or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase or exchange of limited partnership interests or other securities of AllianceBernstein or Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of AllianceBernstein or Holding, or any incorporation (or other change in form) of AllianceBernstein or Holding. Holding Units shall be subject to adjustment in accordance with Section 4(c) of the 2010 Plan (or such applicable successor provision).

12.      Electronic Delivery.  The Plans contemplate that each award shall be evidenced by an Award Agreement which shall be delivered to the Participant.  It is hereby understood that electronic delivery of this Award Agreement constitutes delivery under the Plans.

13.     Administrator.  If at any time there shall be no Committee, the Board shall be the Administrator.

14.           Governing Law.  This Award Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  The Participant hereby consents to the exclusive jurisdiction of any state or federal court located within the State of New York, County of New York, with respect to any legal action, dispute or otherwise, arising out of, related to, or in connection with this Award Agreement.  The Participant hereby waives any objection in any such action or proceeding based on forum non-conveniens, and any objection to venue with respect to any such legal action, which may be instituted in any of the aforementioned courts.

15.      Sections and Headings.  All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.

16.      Interpretation.  The Participant accepts the Award subject to all the terms and provisions of the Plans and this Award Agreement.  In the event of any conflict between any clause of the Plans and this Award Agreement, this Award Agreement shall control.  The Participant accepts as binding, conclusive and final all decisions or interpretations of the Administrator or Board upon any questions arising under the Plans and/or this Award Agreement.

17.      Notices.  Any notice under this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (whether by hand or by facsimile) or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of AllianceBernstein and Holding, to the Corporate Secretary at 1345 Avenue of the Americas, New York, New York 10105, or if AllianceBernstein should move its principal office, to such principal office, and, in the case of the Participant, to his or her last permanent address as shown on AllianceBernstein's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 17.

18.           Entire Agreement; Amendment.  This Award Agreement supersedes any and all existing agreements between the Participant, AllianceBernstein and Holding relating to the Award.  It may not be amended except by a written agreement signed by both parties.

AllianceBernstein l.p.
AllianceBernstein Holding l.p.

By:	/s/ James A. Gingrich
James A. Gingrich
Chief Operating Officer

The Participant hereby acknowledges and accepts the terms and conditions set forth in this Award Agreement, including AllianceBernstein’s remedies if the Participant fails to comply with the agreements and covenants set forth in Sections 4 and 5 of this Award Agreement, and the forfeiture of unvested Deferred Cash and Restricted Units for failure to consider certain risks as described in Section 6 of this Award Agreement.  To accept the terms of this Award Agreement, please click the “Accept” button below:

ACCEPT

DECLINE

Schedule A
to
Award Agreement

1.	$___________ 2012 Award

2.
$___________2012  Deferred Cash Award (may not exceed the lesser of $250,000 and 50% of the Award; provided, however, if the Participant is based outside of the United States, is treated as a local hire rather than as an expatriate and received an Award of $100,000 or less, the Deferred Cash Award may be up to 100% of the Award)

3.	____________ Restricted Units have been awarded pursuant to this Award Agreement.

4.
The per Holding Unit price used to determine the number of Restricted Units awarded hereunder is $19.972 per Holding Unit, which is the average of the closing prices of a Holding Unit as published for composite transactions on the New York Stock Exchange on January 14, 15, 16, 17 and 18, 2013.

5.	Restrictions lapse with respect to the Holding Units in accordance with the following schedule:

Percentage of Awarded Holding Units
Date	Vested and Delivered1 on the Date Indicated

December 1, 2013	25.0%
December 1, 2014	50.0%
December 1, 2015	75.0%
December 1, 2016	100.0%

1 Assuming the Participant has not elected to voluntarily defer receipt of Holding Units.

    Schedule A
to
Award Agreement
for AllianceBernstein Sales Professionals

1.	$___________ 2012 Award*

2.
.$___________2012  Deferred Cash Award (may not exceed the lesser of $250,000 and 50% of the Award; provided, however, if the Participant is based outside of the United States, is treated as a local hire rather than as an expatriate and received an Award of $100,000 or less, the Deferred Cash Award may be up to 100% of the Award)*

3.	____________ Restricted Units have been awarded pursuant to this Award Agreement.*

4.
The per Holding Unit price used to determine the number of Restricted Units awarded hereunder is $19.972 per Holding Unit, which is the average of the closing prices of a Holding Unit as published for composite transactions on the New York Stock Exchange on January 14, 15, 16, 17 and 18, 2013.

5.	Restrictions lapse with respect to the Holding Units in accordance with the following schedule:

Percentage of Awarded Holding Units
Date	Vested and Delivered2 on the Date Indicated

December 1, 2013	25.0%
December 1, 2014	50.0%
December 1, 2015	75.0%
December 1, 2016	100.0%

* The amount of the 2012 Award, 2012 Deferred Cash Award and the number of Restricted Units awarded pursuant to this Award Agreement are based on an estimate of Total Variable Compensation (“TVC”).  The final amounts will be calculated once TVC is finalized in early 2013 and, if the final amounts differ from the estimates stated above, the 2012 Award amount, the amount of the Deferred Cash Award and the number of Restricted Units awarded pursuant to this Agreement will be adjusted accordingly.

2 Assuming the Participant has not elected to voluntarily defer receipt of Holding Units.